Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273837

CAZ STRATEGIC OPPORTUNITIES FUND
(the “Fund”)

Class A Shares, Class D Shares, Class F Shares, Class I Shares and Class R Shares

Supplement dated June 3, 2024 to the
Prospectus and Statement of Additional Information (“SAI”), each dated January 18, 2024

Effective immediately, Sam Levens no longer serves as a portfolio manager for the Fund. Christopher Zook, Mark Wade, Matthew Lindholm and Clark Edlund continue to serve as portfolio managers for the Fund.

Accordingly, effective immediately, all references to Mr. Levens in his capacity as a portfolio manager to the Fund in the Prospectus and SAI are deleted in their entirety.

This Supplement should be retained with your Prospectus and SAI for future reference.